Exhibit 4.1

CERTIFICATION
I, Guillermo Silva, Secretary of El Paso Electric Company (the “Company”), do hereby certify that the attached is a true and correct copy of Securities Resolution No. 3 duly adopted by the Pricing Committee of the Company pursuant to authorization delegated to them by the Board of Directors of the Company at a meeting called and held on October 5, 2011; and I do further certify that said resolution and delegation by the Board of Directors of the Company have not been rescinded and remain in full force and effect.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of El Paso Electric Company this 6th day of December, 2012.

By: /s/ Guillermo Silva
Guillermo Silva
Corporate Secretary

3.30 % Senior Notes due 2022
SECURITIES RESOLUTION NO. 3
OF
EL PASO ELECTRIC COMPANY

The actions described below were unanimously approved by the Pricing Committee (the “Committee”) of El Paso Electric Company (the “Company”), to be effective on December 3, 2012, pursuant to delegation, in accordance with resolutions adopted by the Board of Directors of the Company on October 5, 2011, and Section 2.01 of the Indenture dated as of May 1, 2005 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association, as Trustee, as amended by the First Supplemental Indenture dated as of May 19, 2008 between us and the Trustee (together, the “Indenture”). Terms used herein and not defined have the same meaning given such terms in the Indenture.
RESOLVED, that a new series of Securities is authorized as follows:
1. 3.30% Senior Notes due 2022. The title of the series is 3.30% Senior Notes due 2022 (the “Senior Notes”). The initial aggregate principal amount of the Senior Notes is $150,000,000. The maturity date for the Senior Notes is December 15, 2022.
2.Interest. The Company will pay interest semi-annually in arrears on December 15 and June 15 of each year commencing June 15, 2013. Interest on the Senior Notes will accrue from December 6, 2012. Interest will be computed on the basis of a 360‑day year of twelve 30‑day months. The record dates for payments of interest will be the December 1 and June 1 preceding each related interest payment date.
3.Method of Payment. The Company will pay interest on the Senior Notes to the persons who are registered holders of Senior Notes at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Holders must surrender Senior Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such amount. It may mail an interest check to a holder's registered address. Notwithstanding the foregoing, as long as the Senior Notes are represented by a global note and held by DTC (as defined herein), or a custodian thereof, all payments of principal and interest on the Senior Notes will be made to DTC in accordance with DTC procedures.
4.Agents. Initially, pursuant to Section 2.03 of the Indenture, The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent, Transfer Agent or Registrar or provide for more than one such agent. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.
5.Indenture. The terms of the Senior Notes include those stated herein, in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Act”).

6.Optional Redemption. Prior to September 15, 2022,the Senior Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes being redeemed on the redemption date; and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed on that redemption date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after September 15, 2022, the Senior Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date). The Treasury Rate will be calculated on the third business day preceding the redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average, as determined by the Company, of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average, as determined by the Company, of all such Quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.
“Reference Treasury Dealers” means (1) J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined below) selected by Mitsubishi UFJ Securities (USA), Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
7.Notice of Redemption. Notice of redemption will be mailed at least 30, but no more than 60, days before the redemption date to each holder of Senior Notes to be redeemed at his registered address.
8.Conversion. None.
9.Denominations, Form, Transfer, Exchange. The Senior Notes initially will be in registered global form without coupons, in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”). The global note representing the Senior Notes will be deposited with, or on behalf of, DTC. Subject to any restrictions related to global notes, the transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Senior Notes may be issued in denominations of $1,000 and integral multiples thereof.
10.Persons Deemed Owners. The registered holder of a Senior Note may be treated as its owner for all purposes.
11.Restrictive Covenants. The Senior Notes will be subject to the covenants set forth in the Indenture. In addition, the Senior Notes will be subject to the restrictive covenant contained in Annex A hereto.
12.Defaults. The Senior Notes will be subject to the events of default contained in the Indenture; in addition, it will be an event of default under the Senior Notes if the Company fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Debt (as defined in Annex A hereto) in a principal amount in excess of $10,000,000 if the effect of any such failure is to cause such Debt to become due prior to its stated maturity.
13.Defeasance. The Senior Notes will be subject to covenant defeasance and legal defeasance pursuant to the terms and conditions set forth in Article 9 of the Indenture.
14.Authentication. The Senior Notes shall not be valid until authenticated by a manual or facsimile signature of the Registrar.
15.Abbreviations. Customary abbreviations may be used in the name of a holder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety),
JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).
16.Form. The form of the Senior Notes shall be substantially in form of Annex B hereto.

Annex A
Limitation on Liens to Secure Debt
So long as any Senior Notes are outstanding, the Company may not create or permit to be created, any mortgage, security interest, pledge, lien or other encumbrance (“Lien”) of or upon any Operating Property (as defined herein), whether owned at the date of the Indenture or thereafter acquired, to secure any Debt (as defined herein), without effectively securing the Senior Notes (together with, if the Company shall so determine, any of the Company's other Debt ranking senior to, or equally with, the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured), subject to the following exceptions, one or more of which may apply to any particular Lien.
The foregoing restriction will not apply to:
(1)Liens to secure Debt incurred without limitation as to amount under the Mortgage (as defined herein);
(2)Liens to secure Debt existing on the date of the issuance of the Senior Notes and obligations under the Credit Agreement (not to exceed the total amount available under the Credit Agreement on the date of such issuance);
(3)Liens on any Operating Property which existed on such property prior to the acquisition thereof by the Company, to secure Debt assumed by the Company in connection with such acquisition;
(4)Liens to secure Debt incurred by the Company in connection with the acquisition or lease by the Company in the ordinary course of business, after the date of the issuance of the Senior Notes, of furniture, fixtures, equipment and other assets not owned by the Company as of the date of issuance of the Senior Notes provided that (a) such Debt shall not be secured by any Operating Property of the Company other than the Operating Property with respect to which such Debt is incurred, and (b) the Lien securing such Debt shall be created within 90 days of the incurrence of such Debt;
(5)Liens to secure Debt of any entity existing at the time such entity is merged into or consolidated with, or such entity disposes of all or substantially all its properties (or those of a division) to, the Company;
(6)Liens to secure Debt incurred to acquire, construct, develop or substantially repair, alter or improve Operating Property or to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose; provided that such Debt is incurred contemporaneously with, or within 24 months after, such acquisition or the completion of construction, development or substantial repair, alteration or improvement;
(7)Liens to secure, directly or indirectly, the Company's obligations with respect to debt issued by any Governmental Authority (as defined herein), including debt represented by securities issued by any such Governmental Authority (or providers of credit enhancement with respect to such securities), including, without limitation, the Company's obligations with respect to industrial development, pollution control or similar revenue bonds incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property;
(8)Liens to secure Debt which has been defeased, including the Senior Notes;
(9)Liens to secure Debt incurred in connection with an accounts receivable facility and/or contract payments facility or the securitization of any Excepted Assets (as defined herein); and
(10)Liens to secure any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of an instrument or agreement creating any Debt referred to in clauses (1) through (9).
Also, the foregoing restriction will not apply to Liens, otherwise subject to the foregoing restrictions, to secure Debt of up to an aggregate principal amount (not including Debt secured by Liens permitted by any of the foregoing exceptions) which, immediately following the creation of such Lien, together with all other Debt so secured, does not exceed 15% of Capitalization (as defined herein).
Certain Definitions
“Capitalization” means the total of all the following items appearing on, or included in, the Company's consolidated balance sheet:

(a)	liabilities for Debt; and

(b)
common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of the Company's capital stock held in the Company's treasury.

Subject to the foregoing, Capitalization shall be determined in accordance with generally accepted accounting principles applicable to the type of business in which the Company is engaged and that are approved by independent accountants regularly retained by the Company, and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.
“Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 15, 2011 among El Paso Electric Company, The Bank of New York Trust Company, National Association, as trustee of the Rio Grande Resources Trust II, the lenders party thereto and JPMorgan Chase Bank, National Association as Administrative Agent and Issuing Bank, as further amended by the parties pursuant to that certain Incremental Facility Assumption Agreement dated as of March 29, 2012.
“Debt” means any of the Company's outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

“Excepted Assets” means all bills, notes and other instruments, accounts receivable, claims, credits, judgments, demands, general intangibles, licenses and privileges (except franchises and permits), emissions allowances, choses in action, patents, patent applications, patent licenses and other patent rights, trade names, trademarks and all contracts, leases and agreements of whatsoever kind and nature, other than any of the foregoing which are by the express provisions of the Mortgage subjected or required to be subjected to the Lien of the Mortgage.
“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Mortgage” means the General Mortgage Indenture and Deed of Trust dated February 1, 1996 between the Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as Trustee, as amended, supplemented, substituted or replaced from time to time; provided, however, that any such substitution or replacement will provide for a Lien on substantially all of the Company's Operating Property subject to exceptions substantially similar to those contained in the previously existing Mortgage.
“Operating Property” means, as of any particular time, (i) all of the real, personal and mixed property which is an integral part of or is used or to be used as an integral part of the electric generating, transmission and/or distribution operations of the Company, (ii) any undivided legal interest of the Company in any such property which is jointly owned by the Company and any other person or persons and (iii) franchises and permits owned by the Company in connection with the electric generating, transmission and/or distribution operations of the Company, including, without limitation all of such property which is acquired by the Company after the date of the issuance of the Senior Notes; provided, however, that Operating Property shall not be deemed to include Excepted Property (as defined in the Mortgage).

Annex B
Form of Senior Note
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR THE REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
No. S‑                                  CUSIP No. 283677 AY8

EL PASO ELECTRIC COMPANY
3.30% Senior Note due 2022
El Paso Electric Company, a Texas corporation, promises to pay to Cede & Co., or registered assigns, except to the extent previously redeemed, the principal sum of $______________ on December 15, 2022 (or such other amount as reflected on the Schedule of Increases or Decreases in Global Security attached hereto).

Interest Payment Dates: December 15 and June 15 of each year, commencing June 15, 2013

Record Dates: December 1 and June 1 of each year

EL PASO ELECTRIC COMPANY

By ______________________________
Name:     David G. Carpenter
Title:     Senior Vice President and Chief
Financial Officer

By:     ___________________________________
Name:    Steven P. Busser
Title:    Vice President and Treasurer

Dated:

Trustee, Registrar and Paying Authentication

The Bank of New York Trust Company, N.A.,

as Trustee, Registrar and Paying Agent certifies that this is one of the Securities, of the series herein designated,
referred to in the within-mentioned Indenture.

By ______________________________________
Authorized Signature

EL PASO ELECTRIC COMPANY
3.30% Senior Note due 2022
All capitalized terms used but not defined herein shall have the meaning given to such terms in the Securities Resolution effective as of December 3, 2012 (the “Securities Resolution”). Other than as set forth below, the terms of the Senior Notes are as set forth in the Indenture dated as of May 1, 2005 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association, as Trustee, as amended by the First Supplemental Indenture dated as of May 19, 2008 between us and the Trustee (together, the “Indenture”), and the Securities Resolution.
1.Interest. The Company will pay interest semi-annually in arrears on December 15 and June 15 of each year commencing June 15, 2013. Interest on the Senior Notes will accrue from December 6, 2015 or from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360‑day year of twelve 30‑day months. The record dates for payments of interest will be the December 1 and June 1 preceding each related interest payment date.
2.Method of Payment. The Company will pay interest on the Senior Notes to the persons who are registered holders of Senior Notes at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Holders must surrender Senior Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such amount. It may mail an interest check to a holder's registered address. Notwithstanding the foregoing, as long as the Senior Notes are represented by a global note and held by DTC (as defined herein), or a custodian thereof, all payments of principal and interest on the Senior Notes will be made to DTC in accordance with DTC procedures.
3.Agents. Initially, pursuant to Section 2.03 of the Indenture, The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association, will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent, Transfer Agent or Registrar or provide for more than one such agent. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.
4.Indenture. The terms of the Senior Notes include those stated in the Securities Resolution, the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Act”).
5.Optional Redemption. Prior to September 15, 2022,the Senior Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes being redeemed on the redemption date; and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed on that redemption date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after September 15, 2022, the Senior Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.
6.Notice of Redemption. Notice of redemption will be mailed at least 30, but no more than 60, days before the redemption date to each holder of Senior Notes to be redeemed at his registered address.
A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice (“Conditional Redemption”) and such notice of Conditional Redemption shall be of no effect unless all such conditions to the redemption have occurred before such date or have been waived by the Company.
7.Conversion. None.
8.Denominations, Form, Transfer, Exchange. The Senior Notes initially will be in registered global form without coupons, in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”). The global note representing the Senior Notes will be deposited with, or on behalf of, DTC. Subject to any restrictions related to global notes, the transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Senior Notes may be issued in denominations of $1,000 and integral multiples thereof.
9.Persons Deemed Owners. The registered holder of a Senior Note may be treated as its owner for all purposes.
10.Amendments and Waivers. Subject to certain exceptions, the Indenture, the Senior Notes or any coupons may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of holders of a majority in principal amount of the series.
Without the consent of any holder, the Indenture or the Senior Notes may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to holders; to provide that specific provisions of the Indenture shall not apply to a series not previously issued; to create a series and establish its terms;

to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any holder.
11.Successors. When a successor assumes all the obligations of the Company under the Senior Notes, any coupons and the Indenture, the Company will be released from those obligations.
12.Defeasance Prior to Redemption or Maturity. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Senior Notes, any related coupons and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Senior Notes to redemption or maturity. U.S. Government Obligations means direct obligations of (i) the United States or (ii) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the Company's option, or certificates representing an ownership interest in such obligations.
13.Restrictive Covenants. The Senior Notes will be subject to the covenants set forth in the Indenture. In addition, the Senior Notes will be subject to the covenant contained in Annex A to the Securities Resolution.
14.Defaults. The Senior Notes will be subject to the events of default contained in the Indenture; in addition, it will be an event of default under the Senior Notes if the Company fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Debt in a principal amount in excess of $10,000,000 if the effect of any such failure is to cause such Debt to become due prior to its stated maturity.
15.No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or of any successor corporation shall not have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Senior Notes.
16.Authentication. The Senior Notes shall not be valid until authenticated by a manual or facsimile signature of the Registrar.
17.Abbreviations. Customary abbreviations may be used in the name of a holder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).
The Company will furnish to any holder upon written request and without charge a copy of the Indenture and the Securities Resolution. Requests may be made to: El Paso Electric Company, Stanton Tower, 100 North Stanton, El Paso, TX 79901, Attention: Corporate Secretary.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The initial principal amount of this Global Security is $150,000,000. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian